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                                                                   EXHIBIT 23(a)

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in the Pre-Effective Amendment No. 2 to Form S-3 (Registration Statement No. 333-71409) and related Prospectus of Lockheed Martin Corporation for the shelf registration of $2.5 billion of debt securities and to the incorporation by reference therein of our report dated January 22, 1999, except for the third paragraph of Note 4, as to which the date is February 11, 1999, with respect to the consolidated financial statements of Lockheed Martin Corporation incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 1998, filed with the Securities and Exchange Commission.



                              /s/ Ernst & Young LLP

Washington, D.C.
March 17, 1999